Exhibit 99.1

Green Thumb Industries Reports Revenue of $157.1 Million and Positive Net Income of $9.6 Million

or $0.04 Per Share for Third Quarter 2020

•	Adjusted Operating EBITDA increased 50.2% to $53.2 million, or 33.9% of revenue, quarter-over-quarter driven by continued operational scale and increased operating leverage

•	Revenue increased 31.3% quarter-over-quarter and 131.1% year-over-year to $157.1 million

•	New milestone of positive net income of $9.6 million or $0.04 per basic and diluted share

•	Positive cash flow from operations for the third consecutive quarter

•	Strong balance sheet and financial flexibility will support continued growth in 2021

CHICAGO and VANCOUVER, British Columbia, November 11, 2020 — Green Thumb Industries Inc. (“Green Thumb,” or the “Company”) (CSE: GTII) (OTCQX: GTBIF), a leading national cannabis consumer packaged goods company and owner of Rise™ retail stores, today reported its financial results for the third quarter ended September 30, 2020. Financial results are reported in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and all currency is in U.S. dollars.

“This was an excellent quarter for Green Thumb as we delivered substantial revenue growth and our ‘Enter, Open, Scale’ strategy is generating meaningful operating leverage across our business. We expanded gross margins and EBITDA margins quarter-over-quarter while delivering positive net income for the first time. This was driven by the execution of our capital projects in Illinois, New Jersey, Pennsylvania and Ohio, and the rebound in our Nevada and Massachusetts markets following the initial impact of COVID-19. We are poised to further benefit from the strong tailwinds driving a robust, multi-billion-dollar marketplace*,” said Green Thumb Chairman, Founder and Chief Executive Officer Ben Kovler.

Kovler continued, “Momentum remains strong across the country and in our business. The national election saw a green wave sweep across the country with five states – New Jersey, Montana, South Dakota, Arizona and Mississippi – all legalizing their respective cannabis programs. New Jersey is great news for us as we think that legal market has the potential to mirror Illinois – a single state, multi-billion dollar legal cannabis market about to be born. There was resounding support for our mission to promote well-being through cannabis and we remain bullish on our strategic position and the long-term prospects of our business.”

Green Thumb Industries Inc.

Financial Highlights

•

Revenue: Revenue for the third quarter 2020 increased 31.3% quarter-over-quarter and 131.1% year-over-year to $157.1 million. Revenue growth was driven primarily by the increased scale in the Company’s Consumer Packaged Goods and Retail businesses.

•	Gross Margin: Gross margin for the third quarter 2020 was 55.4% compared to 53.2% for the prior quarter.

•	Net Income Attributable to Green Thumb: Net income attributable to the Company for the third quarter 2020 was $9.6 million or $0.04 per basic and diluted share.

•

Adjusted Operating EBITDA: Adjusted Operating EBITDA(1), which is a non-GAAP financial measure as described below and in an accompanying financial table in this release, increased 50.2% to $53.2 million or 33.9% of revenue for the third quarter 2020 compared to $35.4 million or 29.6% of revenue for the prior quarter.

•

Balance Sheet: As of September 30, 2020, current assets totaled $159.1 million and included cash and cash equivalents of $78.1 million. Total debt outstanding was $97.1 million, $0.3 million of which is due within 12 months.

(1) EBITDA refers to earnings before income, taxes, depreciation and amortization. EBITDA and Adjusted Operating EBITDA are non-GAAP financial measures. Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for a reconciliation of non-GAAP to GAAP measures.

Additional Management Commentary

Kovler added, “As we near the close of 2020, Green Thumb is positioned to win. We remain focused on distributing our consumer brands at scale and delivering superior consumer experiences while giving back to our communities. Our focus, along with our strong balance sheet, underlying fundamentals and prudent capital allocation, will continue to provide the flexibility to capitalize on the growth opportunities ahead. We remain laser focused on delivering shareholder value in everything we do.”

Consumer Packaged Goods Business Development

•

As of September 30, 2020, Green Thumb’s family of consumer brands are produced, distributed, and available in retail locations in eleven states: California, Colorado, Connecticut, Florida, Illinois, Maryland, Massachusetts, Nevada, New Jersey, Ohio and Pennsylvania.

•	Gross branded product sales grew sequentially by approximately 32.6% quarter-over-quarter, driven primarily by expanded product distribution.

•

Green Thumb completed the initial phase of construction of its manufacturing facility in Oglesby, Illinois and began producing and distributing its brand portfolio from that facility during the third quarter. The Company also added branded-product production and distribution capabilities to two new markets, New Jersey and Ohio.

Green Thumb Industries Inc.

•	Green Thumb continued to develop its brand portfolio with the launch of Snoozzzeberry gummies under the incredibles brand in Illinois and Nevada.

Retail Business Development

•

Green Thumb’s third quarter revenue included sales from 48 retail stores across ten states: Connecticut, Florida, Illinois, Maryland, Massachusetts, Nevada, New Jersey, New York, Ohio and Pennsylvania.

•

Comparable sales growth (stores opened at least 12 months) exceeded 65.0% on a base of 25 stores, driven primarily by increased transactions. Sequential quarter-over-quarter comparable sales were up 17.9% on a base of 42 stores.

•	Retail revenue increased sequentially by 27.9% quarter-over-quarter, primarily driven by increased foot traffic in established stores.

•	Subsequent to the quarter end, in October, Green Thumb expanded retail service in Pennsylvania and Illinois:

o	Pennsylvania: Opened Rise™ Monroeville, bringing total open stores in the state to 13.

o

Illinois: Began adult-use sales in Naperville with the opening of Rise™ Naperville (a rebrand of 3C Compassionate Care Center which previously only serviced registered medical cardholders), the city’s first adult-use cannabis store. The Company has a total of eight open stores in the state with the ability to open two additional stores for a total of ten stores.

Corporate Development

•

Green Thumb announced the launch of the License Education Assistance Program (LEAP) New Business Accelerator, a cannabis business incubator intended to help promote opportunity and success for new social equity entrepreneurs in Illinois.

•

Green Thumb partnered with Last Prisoner Project (“LPP”), a coalition of cannabis industry leaders, executives and artists dedicated to bringing restorative justice to the cannabis industry, on an integrated marketing campaign, including a short documentary (“Waiting to Breathe”) to raise awareness and funds for LPP.

Third Quarter 2020 Financial Overview

Total revenue for the third quarter 2020 was $157.1 million, up 131.1% from $68.0 million for the third quarter 2019, driven by growth from both the Consumer Packaged Goods and Retail businesses, particularly in Illinois and Pennsylvania. Key year-over-year performance drivers were the expanded distribution of Green Thumb’s branded products, 15 new store openings and increased traffic to the Company’s 48 open and operating retail stores.

Green Thumb Industries Inc.

Gross profit for the third quarter 2020 was $87.0 million or 55.4% of revenue as compared to $32.1 million or 47.3% of revenue for the third quarter 2019.

Total selling, general and administrative expenses for the third quarter were $49.7 million or 31.7% of revenue, as compared to $30.8 million or 45.2% of revenue for the third quarter 2019. Improved operating costs as a percentage of revenue was driven primarily by cost controls and increased operating leverage in the Company’s Consumer Packaged Goods and Retail businesses.

Total other income was $2.0 million for the third quarter 2020 and primarily reflected favorable fair value adjustments on the Company’s equity investments net of interest and warrant expense associated with the Company’s senior secured notes.

EBITDA for the third quarter 2020 was $48.7 million or 31.0% of revenue as compared to $9.1 million or 13.3% of revenue for the third quarter 2019. Adjusted Operating EBITDA for the third quarter 2020, which excluded only non-cash stock-based compensation of $4.4 million, was $53.2 million or 33.9% of revenue as compared to $13.8 million or 20.3% of revenue for the third quarter 2019. The significant improvement in EBITDA and Adjusted Operating EBITDA was driven primarily by revenue growth from both the Consumer Packaged Goods and Retail businesses. For additional information on these non-GAAP financial measures, see below under “Non-GAAP Financial Information.”

Net income attributable to Green Thumb for the third quarter 2020 was $9.6 million or $0.04 per basic and diluted share as compared to a net loss of $14.6 million or ($0.07) per basic and diluted share for the third quarter 2019.

Balance Sheet and Liquidity

As of September 30, 2020, current assets were $159.1 million, including cash and cash equivalents of $78.1 million. The Company had $97.1 million of total debt.

Total basic and diluted weighted average shares outstanding for the three months ended September 30, 2020 were 211,990,405 and 214,212,292, respectively.

Capital Markets & Financing

Subsequent to the quarter end, in October Green Thumb amended its previously announced sale and leaseback transaction with Innovative Industrial Properties for its Toledo, Ohio manufacturing facility, securing an additional $25.0 million in funding for the construction of a cultivation facility at the property for total investment value of $32.2 million.

Green Thumb Industries Inc.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by the SEC. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

*Source: Cowen research report “Cowen’s Cannabis Catalyst Series Part 7 – Alcohol Implications” dated October 22, 2020 estimates the U.S. cannabis total addressable market to reach $100 billion by 2030.

Definitions

EBITDA: Earnings before interest, taxes, other income or expense and depreciation and amortization.

Adjusted Operating EBITDA: Earnings before interest, taxes, depreciation, and amortization, adjusted for other income, non-cash share-based compensation, one-time transaction related expenses, or other non-operating costs.

Conference Call and Webcast

Green Thumb will host a conference call on Wednesday, November 11, 2020 at 5:00 pm ET to discuss its financial results for the third quarter ended September 30, 2020. The conference call may be accessed by dialing 833-502-0470 (Toll-Free) or 236-714-2182 (International) with conference ID: 5079863. A live audio webcast of the call will also be available on the Investor Relations section of Green Thumb’s website at https://investors.gtigrows.com and will be archived for replay.

About Green Thumb Industries:

Green Thumb Industries Inc., a national cannabis consumer packaged goods company and retailer, promotes well-being through the power of cannabis while giving back to the communities in which it serves. Green Thumb manufactures and distributes a portfolio of branded cannabis products including Beboe, Dogwalkers, Dr. Solomon’s, incredibles, Rythm and The Feel Collection. The Company also owns and operates rapidly growing national retail cannabis stores called Rise™ and Essence. Headquartered in Chicago, Illinois, Green Thumb has 13 manufacturing facilities, licenses for 96 retail locations and operations across 12 U.S. markets. Established in 2014, Green Thumb employs over 2,000 people and serves hundreds of thousands of patients and customers each year. The company was named a Best Workplace 2018 by Crain’s Chicago Business and MG Retailer magazine in 2018 and 2019. More information is available at GTIgrows.com.

Green Thumb Industries Inc.

Cautionary Note Regarding Forward-Looking Information

This press release contains statements that we believe are, or may be considered to be, “forward-looking statements.” All statements other than statements of historical fact included in this document regarding the prospects of our industry or our prospects, plans, financial position or business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “intend,” “estimate,” “foresee,” “project,” “anticipate,” “believe,” “plan,” “forecast,” “continue” or “could” or the negative of these terms or variations of them or similar terms. Furthermore, forward-looking statements may be included in various filings that we make with the Securities and Exchange Commission (the “SEC”), or oral statements made by or with the approval of one of our authorized executive officers. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. These known and unknown risks include, without limitation: marijuana remains illegal under federal law, and enforcement of cannabis laws could change; the Company may face limitations on ownership of cannabis licenses; the Company may become subject to U.S. Food and Drug Administration or the U.S. Bureau of Alcohol, Tobacco and Firearms; the Company may face difficulties acquiring additional financing; the Company operates in a highly regulated sector and may not always succeed in complying fully with applicable regulatory requirements in all jurisdictions where we carry on business; the Company is subject to general economic risks; the Company may be negatively impacted by challenging global economic conditions; the Company is subject to risks arising from epidemic diseases, such as the recent outbreak of the COVID-19 illness; the Company may face difficulties in enforcing its contracts; the Company is subject to taxation in Canada and the United States; cannabis businesses are subject to unfavorable tax treatment; cannabis businesses may be subject to civil asset forfeiture; the Company is subject to proceeds of crime statutes; the Company faces security risks; our use of joint ventures may expose us to risks associated with jointly owned investments; competition for the acquisition and leasing of properties suitable for the cultivation, production and sale of medical and adult use cannabis may impede our ability to make acquisitions or increase the cost of these acquisitions, which could adversely affect our operating results and financial condition; the Company faces risks related to its products; the Company is dependent on the popularity of consumer acceptance of the Company’s brand portfolio; the Company faces risks related to its insurance coverage and uninsurable risks; the Company is dependent on key inputs, suppliers and skilled labor; the Company must attract and maintain key personnel or our business will fail; the Company’s business is subject to the risks inherent in agricultural operations; the Company’s sales are difficult to forecast; the Company’s products may be subject to product recalls; the Company may face unfavorable publicity or consumer perception;

Green Thumb Industries Inc.

the Company faces intense competition; the Company’s voting control is concentrated; the Company’s capital structure and voting control may cause unpredictability; and additional issuances of Super Voting Shares, Multiple Voting Shares or Subordinate Voting Shares may result in dilution. Further information on these and other potential factors that could affect the Company’s business and financial condition and the results of operations are included in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and elsewhere in the Company’s filings with the SEC, which are available on the SEC’s website or at https://investors.gtigrows.com. Readers are cautioned not to place undue reliance on any forward-looking statements contained in this document, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Coronavirus Pandemic

In March 2020, the World Health Organization categorized coronavirus disease 2019 (“COVID-19”) as a pandemic. COVID-19 continues to spread throughout the U.S. and other countries across the world, and the duration and severity of its effects are currently unknown. The Company continues to implement and evaluate actions to strengthen its financial position and support the continuity of its business and operations in the face of this pandemic and other events. The Company’s unaudited interim condensed consolidated financial statements presented herein reflect estimates and assumptions made by management that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited interim condensed consolidated financial statements and reported amounts of revenue and expenses during the periods presented. Such estimates and assumptions affect, among other things, the Company’s goodwill, long-lived asset and intangible assets; operating lease right of use assets and operating lease liabilities; assessment of the annual effective tax rate; valuation of deferred income taxes; the allowance for doubtful accounts; assessment of our lease and non-lease contract expenses; and measurement of compensation cost for bonus and other compensation plans. While the Company’s revenue, gross profit and operating income were not impacted during the first nine months of 2020, the uncertain nature of the spread of COVID-19 may impact the Company’s business operations for reasons including the potential quarantine of the Company’s employees or those of the Company’s supply chain partners. The estimates and assumptions used in the unaudited interim condensed consolidated financial statements, which include but are not limited to certain judgmental reserves requiring management to makes estimates based on current information, the carrying value of the Company’s goodwill and other long-lived assets, for the three and nine months ended September 30, 2020 may change in future periods as the expected impacts from COVID-19 are revised, resulting in further potential impacts to the Company’s financial statements.

Green Thumb Industries Inc.

The Canadian Securities Exchange does not accept responsibility for the adequacy or accuracy of this release.

Investor Contact:	Media Contact:

Jennifer Dooley	Linda Marsicano
Chief Strategy Officer	VP, Corporate Communications
InvestorRelations@gtigrows.com	lmarsicano@gtigrows.com
310-622-8257	773-354-2004

Source: Green Thumb Industries

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Highlights from Unaudited Interim Condensed Consolidated Statements of Operations

Three Months Ended September 30, 2020, June 30, 2020 and September 30, 2019

(Amounts Expressed in United States Dollars, Except for Share Amounts)

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
	(Unaudited )	(Unaudited )	(Unaudited )
Revenues, net of discounts	$157,103,841	$119,639,924	$67,990,907
Cost of Goods Sold, net	(70,146,676)	(55,946,010)	(35,849,783)

Gross Profit	86,957,165	63,693,914	32,141,124

Expenses:
Selling, General, and Administrative	49,745,979	49,643,211	30,764,406

Total Expenses	49,745,979	49,643,211	30,764,406

Income (Loss) From Operations	37,211,186	14,050,703	1,376,718

Other Income (Expense):
Other Income (Expense), net	6,432,883	(5,717,427)	(6,585,540)
Interest Income, net	5,397	16,410	407,509
Interest Expense, net	(4,460,125)	(4,734,908)	(5,912,290)

Total Other Income (Expense)	1,978,155	(10,435,925)	(12,090,321)

Income (Loss) Before Provision for Income Taxes And Non-Controlling Interest	39,189,341	3,614,778	(10,713,603)

Provision For Income Taxes	28,436,332	15,378,715	3,624,333

Net Income (Loss) Before Non-Controlling Interest	10,753,009	(11,763,937)	(14,337,936)
Net Income Attributable To Non-Controlling Interest	1,109,080	1,145,568	252,857

Net Income (Loss) Attributable To Green Thumb Industries Inc.	$9,643,929	$(12,909,505)	$(14,337,936)

Net Income (Loss) per share — basic	$0.04	$(0.06)	$(0.07)

Net Income (Loss) per share — diluted	$0.04	$(0.06)	$(0.07)

Weighted average number of shares outstanding — basic	211,990,405	209,902,732	204,709,085

Weighted average number of shares outstanding — diluted	214,212,292	209,902,732	204,709,085

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Highlights from Unaudited Interim Condensed Consolidated Balance Sheets

(Amounts Expressed in United States Dollars)

	September 30, 2020		December 31, 2019
	(Unaudited	)	(Unaudited	)
Cash and Cash Equivalents	$78,091,073		$46,667,334
Other Current Assets	80,968,164		62,395,277
Property and Equipment, Net	177,725,092		155,596,675
Right of Use Assets, Net	99,447,497		63,647,812
Intangible Assets, Net	409,655,517		435,246,898
Goodwill	373,081,716		375,084,991
Other Long-term Assets	35,645,388		28,897,637

Total Assets	$1,254,614,447		$1,167,536,624

Total Current Liabilities	$105,898,809		$111,367,255
Notes Payable, Net of Current Portion and Debt Discount	96,758,233		91,140,194
Lease Liability, Net of Current Portion	102,408,462		61,115,737
Other long-Term Liabilities	69,472,643		60,704,762
Total Equity	880,076,300		843,208,676

Total Liabilities and Equity	$1,254,614,447		$1,167,536,624

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures

EBITDA, and Adjusted Operating EBITDA are non-GAAP measures and do not have standardized definitions under GAAP. We define each term as follows:

(1) EBITDA is defined as earnings before interest, taxes, other income or expense and depreciation and amortization.

(2) Adjusted Operating EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, adjusted for other income, non-cash share-based compensation, one-time transaction related expenses, or other non-operating costs.

The following information provides reconciliations of the supplemental non-GAAP financial measures, presented herein to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company has provided the non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. These supplemental non-GAAP financial measures are presented because management has evaluated the financial results both including and excluding the adjusted items and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the business. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented.

Adjusted Operating EBITDA

(Amounts Expressed in United States Dollars)

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
	(Unaudited )	(Unaudited )	(Unaudited )
Net Income (Loss) Before Noncontrolling Interest (GAAP)	$10,753,009	$(11,763,937)	$(14,337,936)
Interest Income, net	(5,397)	(16,410)	(407,509)
Interest Expense, net	4,460,125	4,734,908	5,912,290
Income Taxes	28,436,332	15,378,715	3,624,333
Other (Income) Expense, net	(6,432,883)	5,717,427	6,585,540
Depreciation and Amortization	11,534,876	14,239,915	7,685,428

Earnings Before Interest, Taxes, Depreciation and Amortization
(EBITDA) (non-GAAP measure)	$48,746,062	$28,290,618	$9,062,146

Share-based Compensation, Non-Cash	4,435,634	5,700,144	3,564,095
Acquisition, Transaction, and Other Non-Operating Costs	—	1,421,949	1,160,150

Adjusted Operating EBITDA (non-GAAP measure)	$53,181,696	$35,412,711	$13,786,391